EXHIBIT 4.3

AUGUST 17, 1998

INCORPORATED UNDER THE LAWS	[LOGO OF EAGLE]	OF THE STATE OF DELAWARE

NUMBER		SHARES

[ ]		[ ]

MCKENZIE BAY INTERNATIONAL, LTD. AUTHORIZED 75,000,000 SHARES COMMON STOCK - $.001 PAR VALUE EACH

THIS CERTIFIES that ______________________ is the registered holder of ______________ shares of the above named Corporation transferrable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed.

This _______ day of ______________, A.D. __________

Secretary	President